Exhibit 99.1

Novocure Files Premarket Approval Supplement Application With FDA for Second Generation Optune System

Second generation Tumor Treating Fields delivery system is more than 50 percent lighter and 50 percent smaller than first generation Optune

St. Helier, Jersey – Jan. 6, 2016 – Novocure (NASDAQ: NVCR) filed a premarket approval (PMA) supplement application for its new, second generation Optune system with the U.S. Food and Drug Administration on Dec. 22, 2015. FDA approval of the PMA supplement is required before Novocure can make the improved Optune system available to glioblastoma patients in the U.S.

Optune is a portable, noninvasive device that delivers Tumor Treating Fields (TTFields) therapy to patients with newly diagnosed and recurrent glioblastoma. Novocure designed the second generation Optune system to improve the convenience and manageability of TTFields therapy for patients. The new model features a TTFields generator that is half the size and half the weight of the current system. The second generation Optune system, including its battery, weighs 2.7 pounds (1.3 kilograms) compared to the current version that weighs 6 pounds (3 kilograms). The improvements of the second generation Optune system were achieved using novel digital signal generation technology.

“We’re making significant advancements in the technology used to deliver TTFields therapy,” said Mike Ambrogi, Novocure’s Chief Operating Officer. “The big improvement with the second generation device is the reduction in size and weight achieved by digital signal generation technology. From a patient-convenience view, we believe it is a significant step forward.”

Novocure started offering the second generation Optune device to patients in Germany in October 2015 and has since made it available to all new patients throughout Europe. Novocure is in the process of upgrading European patients who previously started TTFields therapy on the first generation Optune.

“Many of our European patients are pleased with the new ergonomic, lightweight Optune system, which they incorporate into their daily routines with more ease,” said Asaf Danziger, Novocure’s Chief Executive Officer. “We will continue to improve all aspects of our Tumor Treating Fields delivery systems to enhance the quality of life of our patients.”

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supratentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than four weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s US operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Quarterly Report on Form 10-Q filed on October 27, 2015 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558